EXHIBIT 10.05


                                                                  EXECUTION COPY


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


          AGREEMENT, effective as of the 7th day of August, 2006 (the "Effective Date"), by and between THE REYNOLDS AND REYNOLDS COMPANY, an Ohio Corporation (the "Company") and FINBARR J. O'NEILL (the "Executive").

          WHEREAS, Executive and the Company are parties to that certain employment agreement dated December 31, 2004 (the "Original Agreement"); and

          WHEREAS, the Board of Directors of the Company (the "Board") desires to continue to retain Executive as the Chief Executive Officer and President of the Company and to encourage the attention and dedication to the Company of Executive as a member of the Company's management, in the best interests of the Company and its shareholders; and

          WHEREAS, in order to effect the foregoing, the Company and Executive wish to enter into an amended and restated employment agreement on the terms and conditions set forth below.

          NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. EMPLOYMENT. By this Agreement, the Company and Executive set forth the terms of the Company's employment of Executive on and after the Effective Date (as defined above) of this Agreement. Any prior agreements or understandings with respect to Executive's employment by the Company (including the Original Agreement) are superseded by this Agreement as of the Effective Date.

          2. TERM. The term of this Agreement shall be the period commencing on the Effective Date and terminating on January 31, 2008 (the "Initial Term"). At the end of the Initial Term and on each subsequent anniversary of such date, the term of this Agreement shall renew automatically for a period of one (1) year (the "Initial Term" and each such renewed period to be the "Term"); PROVIDED, HOWEVER, that upon the occurrence of a Change in Control (as defined in Section 8(e) of this Agreement), the Term shall automatically be extended for 24 months from the date of such Change in Control, and shall thereafter renew automatically for a period of one (1) year at the end of such 24-month period and on each subsequent anniversary of such date; PROVIDED, FURTHER, HOWEVER, that in no event shall this Agreement terminate prior to the Company's satisfaction of all of the Company's obligations to Executive hereunder. Notwithstanding the foregoing, the Term is subject to termination as provided in
Section 8.

          3. DUTIES.

          (a) Executive will serve as Chief Executive Officer and President of the Company (the "Position") and will be appointed a member of the Board. Executive will report only to the Board.


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          (b) Executive  shall furnish such  managerial,  executive,  financial, technical, and other skills, advice, and assistance in operating the Company and its Affiliates as the Company may reasonably request. For purposes of this Agreement, "Affiliate" means each corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Internal Revenue Code of 1986, as amended (the "Code")) which includes the Company.

          (c) Executive shall also perform such other duties that are consistent with the Position as are reasonably assigned to Executive by the Board.

          (d) Executive shall devote Executive's entire time, attention, and energies to the business of the Company and its Affiliates. The words "entire time, attention, and energies" are intended to mean that Executive shall devote Executive's full effort during reasonable working hours to the business of the Company and its Affiliates and shall devote at least 40 hours per week to the business of the Company and its Affiliates. Executive shall travel to such places as are necessary in the performance of Executive's duties.

          (e) Executive shall have the authority and control to make and execute the decisions he deems necessary to fulfill his responsibilities under this Agreement, including, without limitation, the authority to determine the need for, select and manage personnel and all such other authority and control commensurate with the positions of chief executive officer and president of a corporation similar in size and scope subject to the Board fulfilling its duties and responsibilities.

          4.  COMPENSATION.   As  full  compensation  for  Executive's  services
hereunder,  the Company  agrees to pay  Executive as follows with respect to the
Term:

          (a) BASE SALARY. Executive shall receive a base salary (the "Base Salary") of at least $750,000 per year, payable in 26 bi-weekly installments, subject to proration for any partial year. Such Base Salary, and all other compensation payable under this Agreement, shall be subject to withholding as required by applicable law. The Compensation Committee of the Board (the "Compensation Committee") shall review Executive's performance at least annually and consider such increase of Base Salary as the Compensation Committee shall determine to be appropriate.

          (b) ANNUAL INCENTIVE COMPENSATION. Executive will be eligible for an annual bonus based upon achievement of certain corporate and personal performance objectives established by the Compensation Committee. The bonus target for Executive shall be 70 percent (70%) of his Base Salary (the "Target Annual Bonus"), with the maximum annual bonus being 140 percent (140%) of his Base Salary; PROVIDED, HOWEVER, that the Compensation Committee has the right to modify the corporate and personal performance objectives on an annual basis; PROVIDED, FURTHER that, following the occurrence of a Change in Control (as defined in Section 8(e)), the Target Annual Bonus cannot be reduced from the Target Annual Bonus in effect as of the date of the Change in Control (or the prior year's Target Annual Bonus if no such Target Annual Bonus is in effect).

          (c)  INCENTIVE  COMPENSATION  FOR THE FIRST YEAR.  For the period from


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January 17, 2005 to September 30, 2005 only, Executive was guaranteed a bonus of at least $393,750, subject to increase based upon achievement of corporate and personal objectives established by the Board pursuant to Section 4(b). The corporate objectives for fiscal year 2005 were EBIT-ROC = 29% and Revenue Growth = 2%. The guaranteed bonus will be paid on October 1, 2005, and any increased bonus amount based upon the achievement of corporate objectives will be paid by November 30, 2005.

          (d) SIGNING BONUS. Executive shall be obligated to repay the full amount of the $200,000 signing bonus that Executive received on December 31, 2004 (the "Prior Effective Date") if Executive voluntarily terminates his employment within one (1) year of such date, unless Executive terminates his employment as a result of Changed Circumstances or within one (1) year following a Change in Control, as those terms are defined in Section 8.

          (e) EXPENSES. The Company shall, upon submission and approval of written statements and bills in accordance with the then regular policies and procedures of Company, reimburse Executive for any and all reasonable necessary, customary and usual expenses incurred by him while traveling for or on behalf of Company, and any and all other necessary, customary or usual expenses (including entertainment) incurred by Executive for or on behalf of Company in the normal course of business.

          (f) PERQUISITES. Executive will also be entitled to the following additional benefits during the Term:

                    (i)  COMPANY  CAR   ALLOWANCE.   The  Company  will  provide
          Executive with $14,000 per year for the purchase or lease of a vehicle.

                    (ii) ANNUAL PHYSICAL EXAM. The Company will reimburse Executive for the cost of any annual physical examination up to an amount of $1,500 per year.

                    (iii) LEGAL AND FINANCIAL PLANNING. The Company will reimburse Executive for any costs and expenses incurred in relation to personal legal advice for estate planning and tax planning purposes or financial planning advice, in the aggregate for all planning up to an amount of $6,000 per year.

                    (iv) HEALTH CLUB FEES. The Company will reimburse Executive for the cost of any health club membership obtained by Executive up to an amount of $1,500 per year.

          (g) INITIAL STOCK OPTION GRANT. As of the Prior Effective Date, Executive was granted options to purchase 300,000 common shares of the Company. The exercise price for these shares is the fair market value of the shares on the date of grant. These options have a seven-year life, and vest and become exercisable on each of the first three anniversaries of the grant date at a rate of 33.3 % (100,000 shares) per year. Notwithstanding the foregoing, the options to purchase the 300,000 common shares granted to Executive by the Company become one-hundred percent (100%) vested upon termination of Executive's employment without Cause in accordance with Section 8(a) during the Initial Term. Notwithstanding the foregoing, all options granted to Executive by Company become one-hundred percent (100% ) vested upon a


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Change in Control as defined in Section  8(e),  or  termination  of  Executive's employment due to Disability in accordance with Section 8(c), due to Changed Circumstances in accordance with Section 8(d) or due to death. Notwithstanding the foregoing, with respect to subsequent option grants, upon termination of Executive's employment without Cause in accordance with Section 8(a) or due to expiration of a Term in accordance with Section 8(f), all options granted to Executive by the Company will continue to vest during the period commencing on the date of termination of Executive's employment and ending on the first anniversary of such date and will continue to be exercisable until 90 days after such first anniversary date; PROVIDED, HOWEVER, that any such options will become one-hundred percent (100%) vested upon a Change in Control as defined in
Section 8(e).

          (h) RESTRICTED STOCK AWARD. As of the Prior Effective Date, Executive received a restricted stock award of 70,000 shares, of which (i) 35,000 shares shall vest on the third anniversary of the grant, and (ii) 35,000 shares will vest on achievement of performance-based benchmarks. For any of the performance-based restricted shares to vest, the Company's revenue growth over a three year period must exceed the 25th percentile of the initial Standard & Poor's Mid-cap 400. Restrictions will lapse on a linear basis so that upon achieving revenue growth matching the 50th percentile of the Standard & Poor's Mid-cap 400, all restrictions will lapse. If growth exceeds the 50th percentile, additional restricted shares will be awarded and restrictions will lapse on a linear basis so that upon achieving revenue growth equal to or greater than the 75th percentile, two times the original number of performance-based shares will be earned. In the event of a termination of Executive's employment without Cause in accordance with Section 8(a) during the Initial Term, the time-based restricted stock award of 35,000 shares set forth above will become fully vested at the date of termination of Executive's employment and the performance-based restricted stock award of 35,000 shares will vest as set forth in accordance with the provisions in the last sentence below. In the event of a Change in Control as defined in Section 8(e), all such restricted stock awards will become fully vested immediately prior to such Change in Control. With respect to subsequent restricted stock awards, in the event of a termination of Executive's employment without Cause in accordance with Section 8(a) or due to expiration of a Term in accordance with Section 8(f), the vesting of such restricted stock awards shall continue for an additional one (1) year commencing on the date of termination of Executive's employment and ending on the first anniversary of such date (the "First Anniversary"), and the measurement period for any performance-based stock awards will end on the First Anniversary and restricted stock subject to such awards will become vested based upon the formula set forth above but comparing the Company's revenue growth using the Company's quarterly results most recently available prior to the First Anniversary compared to the revenue growth of the Standard & Poor's Mid-cap 400 for the same quarterly period. In the event of a termination of Executive's employment due to Disability in accordance with Section 8(c), due to Changed Circumstances in accordance with Section 8(d) or due to death, then: (i) time-based restricted stock awards will become fully vested at such time; and (ii) the measurement period for any performance-based stock awards will end at the date of termination of Executive's active employment, and the restricted stock subject to such awards will become vested based upon the formula set forth above but comparing the Company's revenue growth using the Company's quarterly results most recently available prior to such employment termination date compared to the revenue growth of the Standard & Poor's Mid-cap 400 for the same quarterly period.

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          (i) OTHER STOCK  AWARDS.  Each  December 1 during the Term,  Executive will be eligible for consideration for an annual restricted stock award consisting of both time-based and performance-based shares, which shall vest over a three-year period (the "Other Stock Awards"). Notwithstanding the foregoing, in the event of a Change in Control as defined in Section 8(e), all such Other Stock Awards (and any other equity based awards including any restricted units and other restricted stock grants) will become fully vested immediately prior to such Change in Control.

          (j) VACATION. Executive shall be entitled to five (5) weeks of paid vacation per year.

          5. BENEFITS.

          (a) Executive will be entitled to participate in all of the various employee benefit plans and programs of the Company, including its Flexible/Medical/Vision/Dental Plan, 401(k) Savings Plan, and life insurance and disability insurance plans. Executive agrees to purchase the maximum amount of disability insurance coverage available under the Company's plan. Executive and his spouse will be eligible to receive retiree medical benefits after five (5) years of service pursuant to the Company's plan.

          (b) During the Term, the Company agrees to provide Executive with additional disability insurance coverage beyond the maximum amounts purchased by Executive under the Company's plan, which will provide Executive with up to ninety percent (90%) of his Base Salary in the event that Executive becomes temporarily disabled and is unable to perform his duties under this Agreement.

          (c) Notwithstanding anything contained herein to the contrary, the Base Salary, as defined in Section 6(a)(i) below, shall be reduced by any benefits paid to Executive by the Company under any disability plans made available to Executive by the Company.

          (d) In addition to the basic life insurance provided to the Company's other employees, the Company will provide Executive with life insurance in the amount of $2,000,000 as long as Executive remains employed by the Company.

          (e) The Company has amended its Retiree Medical Plan to provide only for Executive that Executive and his spouse will become eligible to participate in such plan after he has achieved five (5) years of active employment with the Company or its Affiliates. In addition, the Company has agreed that it will pay Executive's and Executive's spouse's cost to obtain COBRA coverage for 18 months following termination of Executive's employment for any reason except termination for Cause in accordance with Section 8(b).

          (f) During the Term and for the later of ten (10) years following the end of the Term or the conclusion of any litigation, including all possible appeals, for which such indemnifications may apply and such errors and omissions insurance may provide coverage, Company will provide Executive with indemnifications and coverage under an errors and omissions insurance policy provided to other directors and officers of the Company or any successor.

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          6. RETIREMENT.

          (a) The following definitions will be applicable only to Section 6 of this Agreement, except as expressly provided herein:

                    (i) "Base Salary" shall mean the then-current annual base salary (exclusive of Bonuses) paid to Executive.

                    (ii) "Bonuses" shall mean bonus payments earned by Executive
          under  any   incentive   compensation   plans  or   future   incentive
          compensation plans of the Company for its executive officers.

          (b) "Final Average Annual Compensation" shall mean the average of Executive's Base Salary and Bonuses (excluding any compensation attributable to stock options of any type granted by the Company and any compensation determined by the Board to be a long-term incentive arrangement) for the three (3) consecutive calendar years out of the prior five (5) calendar years that yield the highest sum. For purposes of this calculation, the fifth prior calendar year shall be the full or partial year in which Executive's active employment with the Company terminates, and Base Salary and Bonuses for such year shall be annualized. Notwithstanding the foregoing, for purposes of this calculation, if Executive has been employed for less than five calendar years, "Final Average Annual Compensation" shall be determined as set forth above for the greater of
(i) three consecutive calendar years or (ii) the period of time for which Executive has been actively employed.Executive will be entitled to participate in all qualified and nonqualified retirement plans which are available to other senior officers of the Company and according to the terms of those plans. In addition, Executive will be entitled to participate in a supplemental executive retirement plan (the "SERP") put in place for Executive. Under this plan, Executive shall be entitled to receive an annual retirement benefit equal to the difference between (i) four percent (4%) of his Final Average Annual Compensation multiplied by his years of service to the Company, and (ii) the annual benefits payable to him under the Reynolds & Reynolds Retirement Plan (the "Qualified Plan") and the Reynolds & Reynolds "Supplemental Plan" which restores benefits lost under the Qualified Plan due to Code Section 415 and 401(a)(17) limits. For purposes of the calculation set forth in the immediately preceding sentence, it shall be assumed that the benefits under the SERP,
Qualified Plan and Supplemental Plan begin when Executive's employment terminates and are payable in the form of a single life annuity. Such SERP benefit generally shall be payable in the form of a single life annuity for Executive's life; PROVIDED, HOWEVER, that if Executive is married at the time he commences to receive benefits under this plan, his benefit will be paid in the form of a 100% joint and survivor annuity for the lives of Executive and Executive's spouse at the time Executive's benefits commence (if Executive's spouse survives him) that is actuarially equivalent to the single life annuity. Executive acknowledges that the annual payment under a 100% joint and survivor annuity will be actuarially reduced compared to the annual payment that he would otherwise have received if payment were in the form of a single life annuity.
Executive will commence to receive his SERP payments beginning whenever his employment terminates, PROVIDED that, if such termination is prior to age sixty-two (62), the amount of the benefits will be discounted by 4.8% per year multiplied by the number of years difference between age sixty-two (62) and Executive's age at the time of termination. To the extent permissible under
Section 409A of the Code and regulations thereunder, Executive may elect to defer commencement of the receipt of


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SERP payments. If the commencement of SERP payments is so deferred, the payments shall be increased to be the actuarial equivalent of the payments Executive would have received commencing as of his employment termination date. For purposes of this Section, a "year of service" shall mean each twelve (12) month period or part thereof measured from the Effective Date of this Agreement in which Executive works at least one thousand (1,000) hours, and actuarial equivalence for a given purpose shall be determined using the most recent actuarial assumptions that would be used for such purpose under the Qualified Plan, provided, however, that any increase to reflect the deferred commencement of benefits shall use the 4.8% per year factor for each applicable year prior to age 62 instead of the Qualified Plan actuarial assumptions.

          7. NON-COMPETITION AND CONFIDENTIALITY.

          (a) NON-COMPETITION.

                    (i) In order to protect the Company, it is understood that a covenant not to compete is a necessary and appropriate adjunct to this Agreement. During Executive's employment and for a period of two (2) years from and after the date on which Executive's employment with the Company terminates for any reason and after he shall have ceased receiving retirement benefits (PROVIDED that such retirement benefits have begun to be paid during such two (2) year period), severance benefits or disability benefits, whichever shall be the last to occur, but in no event longer than five (5) years from and after termination of employment, Executive shall not compete with the Company. Executive shall be deemed to be competing with the Company if Executive: (1) calls on, solicits, takes away, accepts or attempts to do business in the "Restricted Business" (as defined below) with any person or entity that is presently a client or customer of the Company (or any of its related or affiliated entities) or about which Executive learned or had access to "Company Confidential Information" (as defined below) while a Company employee, except for the benefit of the Company; and/or (2) enters into or attempts to enter into any business engaged in the Restricted Business anywhere the Company does business (whether acting (alone or in association) as an agent, representative, consultant, officer, director, independent contractor, employee, owner, partner, limited partner, joint venturer, investor, creditor, stockholder or member); and/or (3) hires or attempts to hire for Executive's or person's behalf, any employee who is at the time of the hire or attempted hire an employee of the Company or any of its related or affiliated entities.

                    (ii) For the purposes of this Agreement, the "Restricted Business" means: the provision of (1) information technology (including customer relationship management and web services)
          solutions or related services (including consulting, training, networking/communication and support services) to the Auto Industry, or (2) forms or other consumables to the Auto Industry. "Auto Industry" is intended to mean entities that are engaged in the manufacture, distribution, sale (retail or wholesale), short-term rental, extended-term lease or general or special service or repair of new or used automobiles, pickups, trucks, vans, motorcycles, recreational vehicles or other vehicles (including fleets) or the installation, repair, sale or distribution of parts or


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          accessories  for  new or  used  automobiles,  pickups,  trucks,  vans, motorcycles, recreational vehicles or other vehicles, or boats.

                    (iii) Executive specifically acknowledges and agrees that the geographic restriction on Executive's ability to compete with the Company, as set forth in this Agreement, is reasonable and necessary to protect the Company' business interests in the relevant market. Executive understands that the Company Confidential Information (as defined below) may be used to the Company's disadvantage should Executive work for or otherwise become associated with a competitor of the Company anywhere that the Company does business, regardless of the competitor's specific geographic location.

                    (iv) Notwithstanding the foregoing, the following shall not constitute competing with the Company or any of its related or affiliated companies or a violation of any provision of this
          Agreement: (a) ownership of voting securities or other equity interests representing less than one percent (1%) of the voting power of an entity the securities of which are traded on a national or foreign securities exchange or in the over-the-counter market; or (b) following Executive's employment with the Company, employment in any capacity by an original equipment manufacturer, distributor, dealer group or supplier to an original equipment manufacturer engaged in the Auto Industry (individually, an "Auto Entity"), PROVIDED that Executive's employment is not with a supplier or distributor primarily engaged in the Restricted Business or with any Auto Entity's division, subsidiary (or affiliate of such subsidiary) or affiliate that engages directly in the Restricted Business.

          (b) CONFIDENTIALITY.

                    (i) "Company Confidential Information" includes, among other things:

               (1) any information relating to the Company's financial position,
business  operations,   plans  or  strategies,   research  and  development  and
personnel;

               (2) the names of the Company's actual or prospective customers and the nature of the Company's relationships (including types, prices and amounts of products acquired or anticipated to be acquired from the Company) with such customers, including specific individuals employed by customers, compiled in a format such as an account record card, customer buying patterns, group run concepts and combination ordering patterns of the Company's customers, information related to, for instance, special needs, sizes, ink, thickness, paper type for particular applications of the Company's customers, information related to value added services provided by the Company to its customers, information related to targeted and/or anticipated product or service needs of the Company's customers and the policies and/or business practices of the Company's customers;

               (3) sales, marketing, operational and product development plans and forecasts, including identification of the Company's most profitable customer accounts and service/product lines, information related to vendors used by the Company to service the

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Company's  customers,  creativity  concepts  on
multiple location accounts developed or implemented by the Company and the Company's production costs;

               (4)   non-public   price   lists  and  sales   volume  and  other
information, including the prices at which the Company sells products or services to particular customers or customer groups;

               (5) the Company's various computer systems and information technology, as such systems and technology may exist from time to time, including without limitation, computer and related equipment, computer programs (whether identified as software, firmware or other and on whatever media), databases, documentation, manuals, hardware and software support systems and methods, techniques or algorithms of organizing or applying the same;

               (6) developments, improvements, inventions and processes that are or may be produced in the course of the Company's operations;

               (7) confidential and private matters of the Company's customers and potential customers submitted to the Company for handling and processing;

               (8) any information licensed to the Company on a confidential basis from third parties for the Company's own internal use and/or for sublicense to end users; and

               (9) any other information, not generally known, concerning the Company or its operations, products, personnel, customers or business, acquired, disclosed or made known to Executive while in the employ of the Company which, if used or disclosed other than in the performance of Executive's job duties for the Company, could with reasonable possibility adversely affect the business of the Company or give to a competitor a competitive advantage.

                    (ii) Executive will not, during Executive's  employment with the Company or following termination of employment for any reason, use for Executive's own benefit or, without the prior written consent of the Company, disclose to any person (other than in the ordinary conduct of the Company's business) any Company Confidential Information. Executive acknowledges and agrees that Executive's obligations not to disclose any Company Confidential Information, as that term is defined herein or otherwise under the law, is in addition to any obligation Executive has pursuant to (i) any other agreement Executive has entered into or may in the future enter into with the Company; and (ii) any applicable law. The restrictions set forth in this Section 7(b) shall not be applicable (i) with respect to any information that is either known to or could readily be determined by third parties, or (ii) with respect to any disclosure Executive is required to provide in connection with litigation, government investigations or any other legal process, PROVIDED that Executive provides the Company with prompt notice of its disclosure obligations so that the Company may seek an appropriate protective order or other appropriate remedy.

                    (c) OWNERSHIP OF INVENTIONS.

                    (i) Executive will fully and completely disclose to the Company during Executive's employment with the Company any inventions, ideas, works of authorship and other trade secrets or confidential and proprietary information made, developed and/or conceived by Executive alone or jointly with others arising out of or relating to Executive's employment by the Company.

                    (ii) Executive agrees that any inventions, ideas or original works of authorship, in whole or in part conceived or made by Executive, which are made through the use of any Company Confidential Information or any Company equipment, facilities, supplies or time, which relate to the Company's business or the Company's actual or demonstrably anticipated research and development, or which resulted or result from any work performed by Executive for the Company, shall belong exclusively to the Company and shall be deemed the Company's Confidential Information whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Executive agrees that any such original works of authorship shall be deemed to be "works made for hire" and that the Company shall be deemed the author thereof under the U.S. Copyright Act. In any event, Executive hereby irrevocably assigns and transfers to the Company all rights, title and interest in such works, including, but not limited to, copyrights.

                    (iii) Executive hereby assigns to the Company, its successors or assigns, any and all inventions, patents and rights in patents, and applications for patents both in the United States and in any foreign country, in connection with any of Executive's inventions, improvements or developments, whether existing now or created in the future, and to do any and all acts, and to execute any and all instruments, which the Company may request to secure to itself, its successors or assigns, all rights relating to such inventions or improvements or developments or patents or applications in the United States or in any foreign country, including the right to file in the Company's name.

          (d) RETURN OF MATERIALS. Within three (3) business days following the termination of employment, in any manner or for any reason, Executive will promptly return to the Company all Company equipment and other property in Executive's possession, custody or control including, but not limited to, documents and any copies of documents pertaining to Company Confidential Information.

          (e) BREACH. In the event of a material breach by Executive of his obligations under Section 7 of this Agreement (as modified by Section 8(e) hereof), all of the Company's obligations to provide additional compensation or benefits set forth in Section 8 under this Agreement shall cease.

          8. TERMINATION.

          (a) TERMINATION OR DISCHARGE WITHOUT CAUSE.

                    (i) The Company reserves the right to discharge Executive at any time and for any reason; but, subject to the express terms of the other subsections of this Section 8 regarding discharge and
          termination  of  employment,   upon  a  discharge  or
          termination of Executive's employment by the Company without Cause, Executive shall be entitled to the following severance benefits, PROVIDED that Executive executes, delivers to the Company and does not rescind a waiver of claims substantially in the form attached as Exhibit A hereto (the "Release"):

               (1) No later than 10 days following the date of termination of Executive's employment, a Bonus for the year in which termination occurs (the "Terminating Year") equal to the Target Annual Bonus for such year, multiplied by a fraction, the numerator of which is the number of days Executive was employed during the Terminating Year and the denominator of which is 365 (the "Pro-Rata Target Bonus"). If a Target Annual Bonus has not been established for the Terminating Year, the "Target Annual Bonus" shall mean the prior year's Target Annual Bonus for purposes of this Section 8.

               (2) No later than 10 days following the date of termination of Executive's employment, a lump sum cash payment in an amount equal to: (i) two
(2) times the scheduled Base Salary in the Terminating Year plus (ii) two (2) times the sum of the greater of (x) the Target Annual Bonus or the (y) the average of the annual Bonus (excluding any compensation attributable to stock options of any type granted by the Company and any compensation determined by the Board to be a long-term incentive arrangement) for each of the three (3) fiscal years ended immediately prior to the date of termination, or if Executive has received an annual Bonus in fewer than the three (3) fiscal years prior to termination, the average will be based on the annual Bonus received for each fiscal year prior to the date of termination in which Executive received an annual bonus, with any partial year bonus annualized for purposes of this provision (the greater of (x) or (y) to be defined as the "Reference Bonus").

               (3) Executive's benefits under the Supplemental Plan, calculated as though Executive had remained actively employed by the Company for an additional two (2) years.

               (4) Continuation of medical and dental benefits to the extent that Executive is entitled to receive such benefits under the Company's retiree medical plan and subject to the terms and conditions of such plan.

          (ii) In the event of termination of employment under this Section 8(a), Executive shall be subject to and bound by all of the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

          (b) DISCHARGE FOR CAUSE.

                    (i) If Executive's employment with the Company is terminated by a Discharge For Cause, regardless of whether such Discharge For Cause occurs after the occurrence of any of the events set forth in Sections 8(d) or 8(e) below, he shall be entitled to receive only his Base Salary and any other payments or reimbursements due under this Agreement up to the date of his discharge and no further payments hereunder shall be required from the Company; PROVIDED, HOWEVER, that Executive shall be entitled to receive his benefits, if any, under the pension plan and the supplemental plan in accordance with the terms of the respective plan documents.

                    (ii) In the event of  termination  of employment  under this
          Section 8(b), Executive acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 7 above.

                    (iii) In the event Executive disagrees that Executive's discharge was a Discharge For Cause, such claim shall be submitted to arbitration in accordance with Section 14 below.

                    (iv) "Discharge For Cause" shall be construed to have occurred whenever occasioned by (a) reason of actions by Executive which are felonious, involve moral turpitude or other material misconduct by Executive, in each case, which has diminished or has a reasonably foreseeable risk of diminishing either the Company's reputation or Executive's ability to act on the Company's behalf, or
          (b) material breach of Section 7 of this Agreement. The Company shall provide written notice to Executive detailing the grounds and facts in support thereof for the Company claim that cause exists under this provision, and Executive shall have thirty days from the date of that notice to remedy the cause to the reasonable satisfaction of the Company. Following a Change in Control, as defined in Section 8(e), the cessation of employment of Executive shall not be deemed to be a Discharge For Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board or, if the Company is no longer publicly traded on an established securities market and any parent of the Company is publicly traded, the board of directors of such parent(s) of the Company (excluding Executive, if Executive is a member of such board) at a meeting of such board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the board), finding that, in the good faith opinion of the board, Executive is guilty of the conduct described in Section 8(b)(iv)(a) or 8(b)(iv)(b), and specifying the particulars thereof in detail.

          (c) TERMINATION DUE TO DISABILITY.

                    (i) If, by reason of illness, disability, or other incapacity certified by two (2) physicians competent to do so in the opinion of the Board and reasonably acceptable to Executive or his legal representative, Executive is unable to perform the duties required of him under this Agreement for a period of six (6) consecutive months, the Company, following the giving of thirty (30) days written notice to Executive and the failure of Executive by reason of illness, disability, or other incapacity to resume his duties within such thirty (30) days and thereafter perform the same for a period of two (2) consecutive months, the Company may terminate Executive's employment by giving him written notice thereof. Executive shall cooperate with the Company and the physicians appointed by the Company and submit to reasonable medical examinations. If information is provided to any member of the Board about Executive's medical condition in connection with the Board's assessment of Executive's capacity hereunder, it shall be accompanied by a reminder that such information should be treated as confidential.

                    (ii) Provided that Executive delivers to the Company and does not rescind the Release, Executive shall be entitled to:

               (1) No later than 10 days following the date of termination of Executive's employment, a Pro-Rata Target Bonus for the Terminating Year.

               (2) An annual disability benefit equal to ninety percent (90%) of his Base Salary. The disability benefit shall be provided through the then existing Company-sponsored disability plan with the Company making any additional contributions as may be necessary to pay Executive the required amount. The disability benefit, including any Company-required contribution, shall be paid so long as and on the same terms and conditions as the payments being made under the Company-sponsored disability plan.

               (3) Executive's benefits under the Supplemental Plan calculated as though Executive had remained employed by the Company for an additional two
(2) years after his active employment ended due to his disability.

               (4) Full vesting under any stock option or time-based restricted stock awards provided to Executive and determination of vesting under any performance-based restricted stock awards pursuant to the provisions of applicable plans.

                    (iii) In the event of termination  of employment  under this
          Section 8(c), Executive acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

          (d) BENEFITS UPON TERMINATION FOLLOWING CHANGED CIRCUMSTANCES.

                    (i) If Executive voluntarily terminates his employment within eighteen (18) months after the occurrence of any of the following events:

               (1) Executive is required by the Company, prior to a Change in Control, to perform duties or services which differ significantly from those performed by him on the Effective Date hereof or which are not ordinarily and generally performed by a Chief Executive Officer of a corporation similar in size and scope to the Company or there is a diminution of Executive's authority or responsibility;

               (2) The nature of the duties or services which the Company, prior to a Change in Control, requires him to perform necessitates absence overnight from his place of residence on the Effective Date hereof, because of travel involving the business or affairs of the Company, for more than ninety (90) days during any period of twelve (12) consecutive months;

               (3) Executive no longer is a Director of the Company (except as a result of Executive's death, resignation or removal pursuant to O.R.C. Sec. 1701.58) or Executive is required to report to some person or entity other than the Board; or

               (4) Default by the Company in the payment of any sum, the provision of any benefit, or the grant of any stock option or restricted stock award as required by this Agreement.

                    (ii) Then, provided that Executive delivers to the Company and does not rescind the Release, Executive shall be entitled to:

               (1) No later than 10 days following the date of termination of Executive's employment, a lump sum cash payment in an amount equal to: (i) two
(2) times the scheduled Base Salary in the year in which termination occurs plus
(ii) two (2) times the Reference Bonus.

               (2) Executive's benefits under the Supplemental Plan, calculated as though Executive had remained actively employed by the Company for an additional two (2) years.

               (3) Continuation of medical and dental benefits to the extent that Executive is entitled to receive such benefits under the Company's retiree medical plan and subject to the terms and conditions of such plan.

               (4) Full vesting under any stock option or time-based restricted stock awards provided to Executive and determination of vesting under any performance-based restricted stock awards pursuant to the provisions of applicable plans.

               (5) No later than 10 days following the date of termination of Executive's employment, a Pro-Rata Target Bonus for the Terminating Year.

                    (iii) In the event of termination  of employment  under this
          Section 8(d), Executive shall be subject to and bound by all of the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

          (e) BENEFITS UPON A CHANGE IN CONTROL.

                    (i) The  Company  recognizes  that the threat of a Change in
          Control would be of significant concern to Executive. The following provisions provide termination protection for Executive in the event of a Change in Control. These provisions, among other purposes, are intended to foster and encourage Executive's continued attention and dedication to his duties in the event of such potentially disturbing and disruptive circumstances. For purposes of this Section 8(e), Good Reason means that following a Change in Control (A) Executive's Base Salary and Target Annual Bonus are reduced below the amount of such Base Salary and Target Annual Bonus in effect immediately preceding the Change in Control without Executive's written consent; (B) Executive's benefits or fringe benefits (including bonuses, vacation, health and disability insurance, etc.) cease to be substantially equivalent to those in effect immediately preceding the Change in Control without Executive's written consent;
          (C) Executive is required to perform, or is assigned, by the Company or any successor any duties or services which are inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or which are not ordinarily and generally performed by a Chief Executive Officer of a corporation similar in size and scope to the Company or there is a diminution of his position, authority, duties, responsibility or reporting responsibility (in each case whether or not occurring solely as a result of the Company's ceasing to be a publicly traded entity or becoming a subsidiary), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Executive; (D) the nature of the duties or services which the Company or any successor requires him to perform necessitates absence overnight from his place of residence prior to the Change in Control, because of travel involving the business affairs of the Company, for more than ninety (90) days during any period of twelve (12) consecutive months; (E) Executive is required to be based at a location other than the principal executive offices of the Company if Executive was employed at such location immediately preceding the date of such Change in Control; (F) Executive's principal place of employment is relocated in excess of fifty (50) miles from Dayton, Ohio; or (G) any failure by the Company to comply with and satisfy Section 10.

Prior to terminating employment for Good Reason, Executive may request in Executive's sole discretion a determination by final and binding arbitration in accordance with Section 14 below of whether Good Reason exists. If the arbitrator determines that Good Reason does not exist, Executive may continue employment without prejudice.

For purposes of this Section 8(e)(i), any good faith determination of "Good Reason" made by Executive shall be conclusive. Executive's mental or physical incapacity following the occurrence of an event described in clauses (A) through
(G) shall not  affect  Executive's  ability  to  terminate  employment  for Good
Reason.

          "Change in Control" shall mean the occurrence of any of the following:

               (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, HOWEVER, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by Richard H. Grant, Jr., his children or his grandchildren,(iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
(iii) of subsection (3) of this Section 8(e)(i);

               (2) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, PROVIDED that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

               (3) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, the acquisition of assets of another corporation, a statutory share exchange or other similar transactions (a "Corporate Transaction"), in each case, unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding (1) Richard H. Grant, Jr., his children or his grandchildren or (2) any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Corporate Transaction;

               (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                    (ii) If (A) within the twenty-four (24) month period following a Change in Control, either the Company terminates Executive's employment for any reason other than a Discharge For Cause, or if Executive terminates his employment with the Company for Good Reason or (B) a Change in Control occurs and if Executive's employment with the Company is terminated by the Company other than for a Discharge

          For Cause prior to the date on which the Change in Control occurs (in which case the Change in Control will be deemed to have occurred immediately prior to the date of such termination for purposes of this Agreement), and if it is reasonably demonstrated by Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control, PROVIDED that, in each case, Executive delivers to the Company and does not rescind the Release, Executive shall be entitled to receive from the Company the following benefits:

               (1) No later than 10 days following the date of termination of Executive's employment, a lump sum severance payment (the "Severance Payment"), in cash, equal to 2.99 times the sum of (i) Executive's annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which such termination of employment is based or in effect immediately prior to the Change in Control (whichever is higher), and (ii) the Reference Bonus.

               (2) Executive shall be entitled, during the period expiring on the earlier of his securing other employment or thirty-six months from the date of such termination of employment, to continued coverage under the Company-sponsored medical benefits program in existence on such date of termination or, if such continued coverage is barred, or otherwise at the option of the Company, the Company shall provide substantially equivalent medical benefit coverage (including with respect to the tax impact upon Executive) through the purchase of insurance or otherwise (at substantially equivalent cost to Executive).

               (3) No later than 10 days following the date of termination of Executive's employment, a Pro-Rata Target Bonus for the Terminating Year.

               (4) Executive's benefits under the SERP and Supplemental Plan as contemplated by Section 6 shall be calculated as though Executive had remained employed by the Company for the three (3) year period following such termination of employment (it being understood that upon a termination of the Employee's employment under this Section 8(e) such three year period will be the number of years (without duplication) credited pursuant to Section 9(a)(ii) of the Supplemental Plan (or any applicable successor provision of the Supplemental Plan or any applicable successor plan) or any similar provision of the SERP. Notwithstanding anything to the contrary in any Supplemental Plan or the SERP, Executive shall not be subject to any minimum service requirement in the Supplemental Plan or the SERP. For the avoidance of doubt, in no event will the Severance Payment (as defined below) or the Gross-Up Payment (as defined below) be included in Executive's earnings for the purpose of calculating Executive's benefit under the SERP or the Supplemental Plan.

               (5) Executive shall be reimbursed for up to twenty thousand dollars ($20,000) for outplacement fees if he chooses to seek other employment following his discharge by the Company.

               (6) The benefits provided in this Section 8(e) shall be in lieu of, and not in addition to, any other benefits provided under this Agreement.

                    (iii) Effective upon a Change in Control, Executive's rights under the Company's relocation policy then in effect, including any addenda thereto (the "Relocation Policy") shall become irrevocable, PROVIDED that, in addition to any such rights under the Relocation Policy (a) Executive shall not be required to reimburse the Company or any successor thereto for any amounts that Executive has or is otherwise entitled to receive pursuant to the Relocation Policy and
          (b) the Company or any successor thereto shall make Executive whole with respect to any expenses incurred by Executive due to any relocation (whether or not consummated), including any applicable tax gross-ups.

                    (iv) In the event of  termination  of employment  under this
          Section 8(e), Executive shall not be subject to the restrictive provisions of Section 7(a) above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Employer may have against Executive or others.

                    (v) The Company or the consolidated, surviving or transferee entity in the event of a consolidation, merger or sale of assets, shall pay as incurred (within 10 days following the Company's receipt of an invoice from Executive), to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest, including, without limitation, any arbitration pursuant to the provisions of Section 8(e)(i) of this Agreement, (regardless of the outcome thereof) by the Company, Executive or others with respect to the enforcement of Executive's rights under this Section 8(e) or under any plan for the benefit of employees of the Company, including without limitation the stock option plan, pension plans, payroll-based stock ownership plan, tax deferred savings and protection plan, bonus arrangements, supplemental pension plan, deferred compensation agreements, incentive compensation plans, and life insurance and compensation program; PROVIDED, HOWEVER, that Executive shall be required to reimburse the Company or such consolidated, surviving or transferee entity, for the cost of such legal fees and expenses if Executive is deemed by the arbitrator or court, as the case may be, to have brought or defended such contest in bad faith.

          (f) TERMINATION UPON EXPIRATION OF A TERM.

               (i) The Company may choose not to renew and thereby terminate the Agreement at the end of the Initial Term or any extension of the Term by providing written notice to Executive of its intention not to renew the Agreement at least 180 days prior to the end of any such Term; PROVIDED, HOWEVER, that in the event of non-renewal pursuant to this provision, Executive will be paid the severance amounts and benefits set forth in Section 8(a) above.

                    (ii) Executive may choose not to renew and thereby terminate the Agreement at the end of the Initial Term or any extension of the Term by providing written notice to the Company at least 180 days prior to the end of any such Term; PROVIDED, HOWEVER, that, in the event of non-renewal pursuant to this provision, Executive shall be entitled to receive only his Base Salary, a Pro-Rata Target Bonus for the Terminating Year and any other benefits and reimbursements up to the date of his termination and no further payments hereunder shall be required from the Company; PROVIDED, HOWEVER, that Executive shall be entitled to receive his benefits, if any, under the Qualified Plan, the Supplemental Plan and any other benefit plan in accordance with the terms of the respective plan documents.

                    (iii) In the event of termination  of employment  under this
          Section 8(f), Executive acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

          (g) SECTION 409A OF THE CODE. The benefits provided under this Agreement, including without limitation the SERP provided under Section 6(b) and any severance pay provided under Section 8, shall comply with Section 409A of the Code and the regulations thereunder. To the extent so required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Agreement shall be paid or provided to Executive in a single lump sum on the first business day after the date that is six months following the date of termination of Executive's employment. To the extent that Executive's entitlement to continued coverage under the Company's health and welfare benefit plans is so delayed, (i) Executive shall be entitled to COBRA continuation coverage under Section 4980B of the Code ("COBRA Coverage") during such period of delay, (ii) the Company shall reimburse Executive for any Company portions of such COBRA Coverage in the seventh month following the Date of Termination and (iii) such continued coverage shall begin in the seventh month following the Date of Termination.

          9. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 8(e)(ii)(1), unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 9(a). The Company's obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon termination of Executive's employment.

          (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP, or such other nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

               (1) give the Company any information reasonably requested by the Company relating to such claim,

               (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (3) cooperate with the Company in good faith in order effectively to contest such claim, and

               (4) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and PROVIDED, FURTHER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive's behalf pursuant to Section 9(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 9(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive's behalf pursuant to Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (e) Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

          (f) DEFINITIONS. The following terms shall have the following meanings for purposes of this Section 9.

          (1) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

          (2) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

          (3) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

          (4) The "Safe Harbor Amount" means 2.99 times Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

          (5) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

          10. ASSIGNMENT OF RIGHTS AND DUTIES. This Agreement and Executive's rights and obligations hereunder may not be assigned by Executive. The Company shall assign the Company's rights and duties hereunder to any person, firm, corporation or other business entity that succeeds to substantially all of the assets and operations of the Company. This Agreement shall not be terminated by any merger in which Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of Company's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

          11. PRIOR EMPLOYMENT. Executive represents to the best of his knowledge that he is under no binding obligation that would prevent him from entering into this Agreement. Notwithstanding the foregoing, should Executive's prior employer nevertheless make any claims with respect to Executive's right to resign his prior employment or enter into this Agreement, the Company agrees to defend and indemnify Executive from any legal challenge or other lawsuit that may be brought against him arising out of such claims.

          12. MODIFICATION AND WAIVER OF BREACH. No waiver or modification of this Agreement or any term hereof shall be binding unless it is in writing signed by the parties hereto. No failure to insist upon compliance with any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or constructed as a waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

      In the event of any claimed breach of this Agreement, the party alleged to have committed such breach shall be entitled to written notice of such alleged breach and a period of fifteen (15) days to remedy such breach. Executive understands that a breach of any one or more of the covenants set forth in
Section 7 above will result in irreparable and continuing damage to the Company for which there exists no adequate remedy at law, and in the event of any breach or threatened breach of Executive's obligations under Section 7, the Company may, instead of arbitrating its claim of breach of Section 7, file suit to enjoin Executive from the breach or the threatened breach of such covenants.

          13. NOTICES. All notices and other communications required under this Agreement to be in writing shall be served personally on, or sent by relievable overnight courier to, the party to be charged with receipt thereof. Notices and other communications served by overnight courier shall be deemed given hereunder twenty-four (24) hours after deposit of such notice or communications with such reputable overnight courier which guarantees 24-hour delivery under the particular circumstances (such as holidays or weekends) duly addressed to the party to whom such notice or communication is to be given as follows:

          (a) If to the Company:

              The Reynolds and Reynolds Company
              One Reynolds Way
              Kettering, Ohio  45430
              Attention:  Vice President, Corporate Finance and
                             Chief Financial Officer

          (b) If to Executive at his last address shown on the Company's records.

      Either Executive or the Company may change the address for purposes of this Section by giving to the other party a written notice of such change.

          14. ARBITRATION.

          (a) Except for the breach or threatened breach by Executive of the covenants set forth in Section 7 above, which may be enforced through litigation including injunctive relief at the option of the Company, any dispute or controversy arising out of or relating to this Agreement, including, but not limited to, whether Executive has been Discharged For Cause or whether Executive can terminate his employment hereunder for Good Reason, shall be submitted to and settled by arbitration in Dayton, Ohio in accordance with the rules then-pertaining of the American Arbitration Association applicable to employment disputes to the extent that such rules are not inconsistent with this Section 14.

          (b) Any dispute submitted to arbitration hereunder shall be heard by a panel of three (3) arbitrators, one of whom shall be selected by the Company, another of whom shall be selected by Executive, and the third of whom shall be selected by the two arbitrators so appointed. The decision of a majority of this panel of arbitrators on the question submitted shall be final and conclusive upon the Company and upon Executive and his wife or widow, personal representatives, designated beneficiaries and heirs, and shall be enforceable in any court having competent jurisdiction thereof. The Company shall bear the fees and expenses of the arbitrators and costs charged by the American Arbitration Association to administer the arbitration.

          15. SEVERABILITY. In the event any provision of this Agreement is held invalid, then the remaining provisions of this Agreement shall not be affected thereby.

          16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio.

          17. COMPLETE AGREEMENT. This Agreement, together with the letter from the Company and Universal Computer System Holding, Inc. to Executive, contains the entire agreement between the parties hereto with respect to the subject matter contemplated by this Agreement and supersedes all previous and all contemporaneous negotiations, commitments, writing, and understandings, including, without limitation, the Original Agreement, except as expressly provided herein. This Agreement may be modified, changed or added to only by an agreement in writing executed by both parties.

          18. LEGAL REVIEW AND DRAFTING; ATTORNEYS' FEES. Executive acknowledges that he has had the opportunity to have this Agreement reviewed by competent legal counsel. It is agreed this Agreement shall be constructed with the understanding that both parties were responsible for drafting it. Company will reimburse Executive for reasonable attorneys' fees incurred by Executive in connection with negotiating and preparing this Agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                             THE REYNOLDS AND REYNOLDS COMPANY


                             /s/ Robert S. Guttman
                             -------------------------------------
                             Name:  Robert S. Guttman
                             Title: Vice President and General Counsel


                             EXECUTIVE


                             /s/ Finbarr J. O'Neill
                             ---------------------------------------
                             Finbarr J. O'Neill

















       SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                RELEASE OF CLAIMS

          For and in consideration of the payments and other benefits due to Finbarr J. O'Neill (the "EXECUTIVE") pursuant to the Amended and Restated Change in Control Agreement, dated as of August 7, 2006 (the "AGREEMENT"), by and between the Executive and The Reynolds and Reynolds Company (the "COMPANY") and for other good and valuable consideration, Executive hereby releases the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the "RELEASED PARTIES") from any and all claims of any kind arising out of, or related to, Executive's employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the "AFFILIATED ENTITIES"), and Executive's separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment,
including,   without  limitation,  the  Age  Discrimination  in  Employment  Act
("ADEA"),  Title VII of the Civil  Rights  Act of 1964,  as  amended,  42 U.S.C.
Section  2000e ET. SEQ.,  the Fair Labor  Standards  Act, as amended,  29 U.S.C.
Section 201 ET. SEQ., the Americans with Disabilities Act, as amended, 42 U.S.C.
Section 12101 ET. SEQ. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 ET. SEQ., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 ET. SEQ., the Family and Medical Leave Act of 1992, 29 U.S.C.
Section 2601 ET. SEQ., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive's employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

          Executive has read this Release of Claims carefully, acknowledges that Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Executive's choice prior to executing this Release of Claims, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the ADEA. Executive also understands that Executive has a period of seven days after signing this Release of Claims within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Agreement until eight days have passed since Executive's signing of this Release of Claims without Executive's signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company's normal payroll practices or employee benefit plans. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release of Claims, and Executive agrees to all of its terms voluntarily. Executive understands that in order to revoke this Release of Claims, Executive must send a written revocation of Executive's intent to do so to [NAME AND ADDRESS OF NOTICE PERSON].

          Notwithstanding anything else herein to the contrary, this Release of Claims shall not affect: (i) any rights that Executive may have with respect to matters which by their terms, are to be performed after the date hereof by the Company (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation, retention or other compensation or benefit plan, all of which shall remain in effect in accordance with their terms); (ii) rights to indemnification Executive may have under (A) applicable corporate law, (B) the by-laws or certificate of incorporation of the Affiliated Entities, (C) any other agreement between Executive and a Released Party, (D) as an insured under any director's and officer's liability insurance policy now or previously in force or (E) Section 7.05 of the Agreement and Plan of Merger, dated as of August 7, 2006, among the Company, Universal Computer System Holding, Inc. and Racecar Acquisition Co.; (iii) any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible; (iv) any rights that Executive may have under the Agreement to the extent not satisfied, including without limitation any rights to reimbursement of legal fees and expenses; and (v) any rights of Executive as a shareholder of the Company or any of the Affiliated Entities.

          This Release of Claims, and the attached covenants, are final and binding and may not be changed or modified except in a writing signed by both parties.

August 7, 2006                   /s/ Finbarr J. O'Neill
-------------------------        --------------------------------
        Date                     Finbarr J. O'Neill

August 7, 2006                   /s/ Robert Guttman
-------------------------        --------------------------------
         Date                    The Reynolds and Reynolds Company